ETR Consolidated	Exhibit 10(a)
Dollars in 000's

6/30/2003
Common Stock	2,482
Paid In Capital	4,690,152
Retained Earnings	4,382,757
Accum. Other comp. income	6,553
Less Treasury Stk	(587,451)
Common Equity	8,494,493

Preferred-w sink	22,077
Preferred-w/o sink	334,337
QUIPS	215,000
Total Prefered	571,414

Long-Term Debt	7,863,613
L-T Cap Leases	156,960
Current Cap Leases	153,106
Current L-T debt	776,896
Notes Payable	351
Total Debt	8,950,926

Total Cap	18,016,833

Equity	47.1%
Preferred	3.2%
Debt	49.7%
100.0%